SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 2, 2008 (March 27, 2008)
BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
389-A Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)
(615) 844-1280
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 27, 2008, BioMimetic Therapeutics, Inc. (the “Company”) amended its 2001 Long-Term Stock Incentive Plan (the “Plan”). The amendment to the Plan provides that upon a Change in Control, as defined in the Plan all outstanding Incentive Stock Option awards held by a Qualified Employee may under certain circumstances be accelerated and exercisable immediately. If the Qualified Employee has been employed by the Company three or more years at the time of the Change in Control, then 100% of such employee’s Incentive Stock Options shall vest. If the Qualified Employee has been employed by the Company at least two years, but less than three years at the time of the Change in Control, then 75% of such employee’s Incentive Stock Options shall vest. If the Qualified Employee has been employed by the Company at least one year, but less than two years at the time of the Change in Control, then 50% of such employee’s Incentive Stock Options shall vest. If the Qualified Employee has been employed by the Company less than one year at the time of the Change in Control, then 25% of such employee’s Incentive Stock Options shall vest.
     An employee shall be a “Qualified Employee” if such employee is employed by the Company as a full or part-time employee immediately prior to the Change in Control, and provided that the successor entity takes any one of the following actions following the Change in Control:
     (i) terminates the employee’s employment or services without cause within one year of the Change in Control;
     (ii) requires that the employee relocate his or her principal place of employment to a location more than 50 miles from the employee’s principal place of employment prior to the Change in Control;
     (iii) reduces the employee’s base salary; or
     (iv) makes a material reduction in the employee’s job title, duties, responsibilities, requirements or reporting relationship that is inconsistent with the employee’s position with the Company and the employee’s prior title, duties, responsibilities, requirements or reporting relationship.
     On March 27, 2008, the Company also amended its compensation plan for its Directors effective as of April 1, 2008. The new plan provides that each non-employee Director who does not own 5% of the Company’s outstanding shares will receive an annual retainer of $20,000 for serving on the Board and an annual retainer of $5,000 for each committee membership. Directors will receive $2,000 for each Board meeting attended in person, $1,000 for each telephonic Board meeting, and $1,000 for each committee meeting attended. In addition, the Chairman of the Board will receive an annual fee of $25,000, the Chairman of the Audit Committee will receive an annual fee of $10,000, the Chairman of the Compensation Committee will receive an annual fee of $8,000, and the Chairman of the Nominating and Governance Committee will receive an annual fee of $5,000. Finally, each Board member will receive an annual option grant with a Black-Sholes value on the date of grant equal to $80,000.
     In addition, on March 27, 2008 and effective February 1, 2008, the Company entered into an Employment Agreement Extension (“Extension”) with Charles E. Hart. The Extension provides that the Term is extended for an additional three (3) years, and shall expire on January 31, 2011. The Extension further provides that the Company shall pay Dr. Hart an annual base salary of $235,000 and Dr. Hart shall be eligible to receive up to thirty percent (30%) of his base salary as a discretionary annual cash bonus award. The payment of the bonus shall be based on the performance and satisfaction of specific milestones mutually agreed upon by the Chief Executive Officer and Dr. Hart at the beginning of each fiscal year, and shall be further based upon Dr. Hart’s performance as evaluated by the Chief Executive Officer.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Earl Douglas
	Name:	Earl Douglas
	Title:	General Counsel

Date: April 2, 2008